UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
_______________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 28, 2010

ADVAXIS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

00028489	02-0563870
(Commission File Number)	(IRS Employer Identification Number)

Technology Centre of New Jersey
675 Rt. 1, Suite B113
North Brunswick, N.J. 08902
(Address of principal executive offices)

Registrant’s telephone number, including area code: (732) 545-1590

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On September 28, 2010, Advaxis, Inc. (the “Company”) issued and sold 165 shares of non-convertible, redeemable Series B preferred stock (“Series B Preferred Stock”) to Optimus Life Sciences Capital Partners LLC (the “Investor”) pursuant to the terms of a Preferred Stock Purchase Agreement between the Company and the Investor dated July 19, 2010 (the “Purchase Agreement”).  The aggregate purchase price for the shares of Series B Preferred Stock was $1.65 million.  The Company has agreed to pay a fee of $140,000 to the Investor in consideration of (i) the closing of the purchase of the Series B Preferred Stock taking place prior to 10 trading days following the delivery of the tranche notice as required by the Purchase Agreement, (ii) the Investor allowing the Company to increase the amount of the original tranche notice after it was originally delivered to the Investor and (iii) the waiver by the Investor of a closing condition under the Purchase Agreement.  Under the terms of the Purchase Agreement, the Investor remains obligated, from time to time until July 19, 2013, to purchase up to an additional 461 shares of Series B Preferred Stock at a purchase price of $10,000 per share upon notice from the Company to the Investor, and subject to the satisfaction of certain conditions, as set forth in the Purchase Agreement.

The Series B Preferred Stock was offered and sold in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.

Item 8.01 Other Events.

In connection with the issuance by the Company of the Series B Preferred Stock described above, an affiliate of the Investor exercised a warrant to purchase 14,850,000 shares of the Company’s common stock, $0.001 par value (the “Common Stock”) at an exercise price of $0.15 per share.  As permitted by the terms of these warrants, the aggregate exercise price of approximately $2,227,500 received by the Company is payable pursuant to four-year full recourse promissory notes bearing interest at the rate of 2% per year.

As a result of anti-dilution protection provisions contained in certain of the Company’s outstanding warrants, the Company (i) reduced the exercise price from $0.17 per share to $0.15 per share with respect to an aggregate of approximately 78.0 million warrants to purchase shares of Common Stock and (ii) correspondingly adjusted the amount of warrant shares issuable pursuant to certain warrants such that approximately 10.7 million additional warrant shares are issuable at $0.15 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 28, 2010	Advaxis, Inc.

	By:	/S/ Mark J. Rosenblum
Mark J. Rosenblum
Chief Financial Officer and Secretary